MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

CODE OF ETHICS

For

REGISTERED ALTERNATIVE INVESTMENT FUND

DISTRIBUTION ACTIVITIES

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” or “Merrill Lynch”) is a registered broker-dealer and investment adviser and a wholly-owned subsidiary of Bank of America Corporation (“BAC”). The MLPF&S Registered Alternative Investment Fund Code of Ethics (“Code of Ethics”) is supplemental to the general compliance materials applicable to all MLPF&S personnel.

February 2013

I.  Purpose and Scope

This Code of Ethics sets forth the policies and procedures required pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and is intended to only apply to certain MLPF&S employees involved in placement agency activities ("Access Persons" for purposes of Rule 17j-1 under the Investment Company Act) in regard to registered alternative investment fund distribution (“Registered AI Fund Distribution”) and assist them in meeting the high standards MLPF&S follows in conducting its business. Such Access Persons are referred to herefrom as “Employees,”and include any MLPF&S employee engaged in Registered AI Fund Distribution who:

•	has access to nonpublic information regarding an Investment Company Act registered fund clients' (each a “Fund” and collectively, the “Funds”) purchase or sale of securities,

•	is involved in making securities recommendations to the Funds;

•	has access to Fund securities recommendations that are nonpublic, or

•	is designated as an Employee by the CCO.

•	Employees include, but are not limited to:
•	Employees of MLPF&S who are engaged in Registered AI Fund Distribution; and
•	Any other person so designated in writing by the CCO.

The term “Employees” shall not include any person who is already subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of a code of ethics adopted by an investment adviser, administrator or their affiliates, including affiliated service providers, in compliance with Rule 17j-1 under the Investment Company Act or Rule 20A-1 under the Investment Advisers Act of 1940, as amended.

One of MLPF&S’s most important assets is its reputation for integrity and professionalism. The responsibility of maintaining that reputation as it relates to this Code of Ethics rests with all Employees.

MLPF&S’s business is built on a foundation of trust. Maintaining the trust of MLPF&S’s clients, BAC shareholders, regulators, and the general public is an employee’s first obligation. Employees must comply with applicable federal and state securities laws. Among other things, they may not make illegal use of inside information or engage in fraudulent or manipulative practices. Additionally, all Employees must adhere to the Bank of America Code of Ethics.

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This Code of Ethics is based on the fundamental principle that MLPF&S and its Employees must put client interests first. This Code of Ethics and other written policies and procedures contain procedural requirements that Employees must follow to meet legal and regulatory requirements. This Code of Ethics and other written policies and procedures instruct Employees to use MLPF&S’s assets, including confidential information, only for legitimate business purposes – and not for their own personal benefit. Employees may not take advantage of their position for the purpose of furthering any private interest or as a means to making any personal gain. Employees must maintain the confidentiality of client information in accordance with MLPF&S’s privacy and confidentiality policies.

To implement the above principles and standards, this Code of Ethics includes procedures in the following important areas:

•	Personal trading restrictions relating to the investment activities of Employees, including a requirement that Employees report their personal securities transactions and holdings; and

•	Procedures established by MLPF&S to prohibit Employees from engaging in securities transactions based on “inside information” or disseminating inside information to others who might use that knowledge to trade securities.

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This Code of Ethics sets forth:

•	The high standards of business conduct that MLPF&S requires of all Employees when providing services to the Funds.

•	The requirement that Employees comply with all applicable securities and related laws and regulations.

•	Personal trading policies designed to prevent and detect inappropriate trading practices and activities by Employees.

•	Pre-clearance and reporting requirements of Employees.

•	Policies intended to prevent the misuse of material non-public information.

•	The requirement that MLPF&S imposes on all Employees to report any violation or suspected violation of this Code of Ethics to their manager, the Legal Department, the Chief Compliance Officer for MLPF&S’s distribution/retail brokerage business or his/her designee(s) (“CCO”), and/or the Bank of America Ethics and Compliance Hotline (the "Ethics Hotline").

•	The requirement that all Employees certify that they have received this Code of Ethics. MLPF&S expects all Employees to comply not only with the letter but also with the spirit of the requirements set forth herein.

The requirements of this section of this Code of Ethics apply to all Employees.

MLPF&S’s Securities-Related Registrations and Regulation

MLPF&S’s Registrations

MLPF&S is registered with the Securities and Exchange Commission (“SEC”) as a broker-dealer under the Securities Exchange Act of 1934 (the “Exchange Act”). As a broker-dealer, MLPF&S provides placement agency services to the Funds.

Regulation of MLPF&S

In offering its placement agency services to the Funds, MLPF&S is:

•	subject to regulation under the Investment Company Act and the rules and regulations thereunder;

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•	subject to various other federal and state statutes, rules and regulations; and

•	subject to regulatory and self-regulatory organization rules and regulations.

II.  Personal Trading Restrictions, Pre-clearance and Reporting Requirements

All Employees are subject to personal trading, pre-clearance, and reporting requirements as identified in this Section. Employees should familiarize themselves with the specific personal trading policies mandated by their business unit.

A.  Personal Trading Restrictions

1. Accounts.

The securities accounts of all Employees must be held with MLPF&S, or with the subsidiary with which the Employee is affiliated in accordance with the GWIM Designated Broker Policy, unless permission is obtained from Global Compliance or other designated person(s). This policy also applies to the immediate families of Employees sharing the same household (e.g., child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). It also applies to persons not living in the Employee’s household if the person is economically dependent upon the Employee and any account where the Employee has a financial interest or control.

2. Bank of America Global Restricted List.

Bank of America maintains a global “Restricted List.” For securities placed on the Restricted List, trading may be limited or prohibited, depending on the nature of the restriction. Employees must check the Restricted List, which is accessible through Flagscape, before engaging in transactions for their personal or related accounts.

3. Initial Public Offerings.

The purchase by an Employee of equity securities offered in an initial public offering is prohibited. Employees are further required to pre-clear purchases of all other initial public offerings.

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4. Pre-clearance of Outside Investments and Interests.

Industry rules and BAC policy prohibit Employees from participating in certain outside investments and activities without prior written approval. Employees must notify and obtain approval from both their manager and the Associate Investment Monitoring Group (“AIM Group”) prior to engaging in any proposed outside investment or activity, including limited offerings (limited offerings include, but are not limited to, private equity partnerships, hedge funds, limited partnerships and venture capital funds), to determine whether it would be in conflict with BAC policy or applicable laws, rules or regulation.

5. Bank of America Stock and Related Options.

No transactions in securities issued by BAC or its affiliates may be effected while an Employee is in possession of material nonpublic information.

B. Reporting Requirements of Access Persons

1. Initial and Annual Holding Reports and Quarterly Transaction Reports.

Employees are required to complete initial (no later than 10 days after becoming an Access Person) and annual disclosures relating to their personal and related accounts and holdings. Each Employee shall cause every broker-dealer or investment services provider with whom he or she maintains a securities account to provide duplicate periodic statements and confirmations to the AIM Group for all securities accounts, unless the broker-dealer or investment firm provides electronic data feeds to the AIM Group. Employees who have provided duplicate statements as indicated above are deemed to have complied with the requirements of this Section II.B. as to reporting executed transactions and personal holdings.

Employees’ initial and annual holding disclosures must include every “covered security,” as defined in Rule 17j-1 under the Investment Company Act. For purposes of this Code of Ethics, covered security (“Reportable Security”) means anything that is considered a “security” under Section 2(a)(36) of the Investment Company Act, but does not include:

1.	Direct obligations of the U.S. Government
2.	Banks’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.
3.	Shares of money market funds and other short-term income funds.
4.	Shares of any open-end mutual fund, other than an exchange traded fund (“ETF”).

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Reportable Securities therefore include stocks, bonds, debentures, convertible and/or exchangeable securities, notes, options on securities, warrants, rights, shares of a close-end registered investment company, shares of exchange traded funds and 529 plans, unit investment trusts, among other instruments. Any questions about whether an investment is a Reportable Security under this Code of Ethics may be directed to the AIM Group.

Finally, Employees are required to report specific information with respect to any transaction during the quarter in a Reportable Security in which the Employee had any direct or indirect beneficial ownership. In this report, Employees must provide the date and nature of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved. Employees must also provide the price of the Reportable Security at which the transaction was effected, the name of the broker, dealer or bank with or through which the transaction was effected, and the date that the report is submitted. This information must be provided no later than 30 days after the end of a calendar quarter. The date that the report is submitted by the Employee must also be included. This information should be submitted to the Chief Compliance Officer of Merrill Lynch Alternative Investments or his/her delegate.

2. Review of Transactions and Holdings Reports.

All transactions reports and holdings will be reviewed by managers/supervisors (or their designees) or a central review unit, such as the AIM Group or the Central Supervisory Desk, in accordance with Applicable Policies, with respect to Employees in keeping the fundamental guidelines described in this Code of Ethics.

3. Initial Public Offerings.

All Employees are, prohibited from purchasing equity initial public offerings. Access Persons are further required to pre-clear purchases of all other initial public offerings of securities.

4. Limited Offerings.

All Employees are required to obtain prior approval before the purchase of a limited offering (limited offerings include, but are not limited to, private equity partnerships, hedge funds, limited partnerships and venture capital funds). In addition, no order for a limited offering issued by BAC or an affiliate should be filled for an Employee if a client order for the same limited offering will not be satisfied.

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III. Use of Information, Advance Information and Material Nonpublic Information

Employees must comply with applicable BAC and Merrill Lynch policies regarding Use of Information, Advance Information and Material Nonpublic Information.

No Employee may use his or her position or knowledge of Merrill Lynch or customer activities to gain personal benefit at the expense of customers. Employees must be prepared to disclose to authorized supervisors sufficient information about their financial affairs to comply with this policy.

Information that is produced by Bank of America/Merrill Lynch for use by its customers, and which might reasonably be expected to have some influence on the market price of the product being discussed, may not be acted upon by Employees until customers have had a reasonable opportunity to receive and assess the information.

Material Nonpublic Information

Material nonpublic information relating to BAC or any other issuer may not be acted upon by an Employee for his or her own benefit or for the benefit of others, nor disclosed to anyone except in accordance with established procedures that have been approved by the Legal Department.

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or it could reasonably be expected to have a substantial effect on the price of BAC or any other issuer’s securities. While it is not possible to create an exhaustive list, the following items are some of the types of information that should be reviewed carefully to determine whether they are material:

•	earnings information, including whether BAC or any other issuer will or will not meet expectations;

•	inflows or outflows of client assets or assets under management;

•	changes in control, mergers, acquisitions, tender offers, joint ventures, divestitures, or changes in assets;

•	new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of an important contract);

•	changes in management, key personnel, or employee turnover;

•	changes in compensation policy;

•	a change in auditors or auditor notification that an issuer may no longer rely on an audit report;

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•	events regarding an issuer’s securities – e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities;

•	significant litigation; and

•	bankruptcy, corporate restructuring or receivership.

“Nonpublic” information is information that has not been disclosed to the general public by means of a press release, SEC filing or other media for broad public access. Disclosure to even a large group of analysts does not constitute disclosure to the public.

IV. Acknowledgement of Receipt of this Code of Ethics and Record Keeping Requirements

A. Acknowledgement of Receipt of this Code of Ethics

Each Employee will be required annually to acknowledge receipt of this Code of Ethics and certify that they have read, understand and agree to abide by this Code of Ethics.

B. Record Keeping

Copies of all Employees’ account records must be “maintained and preserved” in accordance with the BAC’s record retention policies.

In addition, the following records will also be kept on file:

•	A copy of all Codes of Ethics and relevant MLPF&S policies and procedures in effect within the past five years.

•	Original reports and records used in conjunction with the above referenced policies.

•	Documentation used in conjunction with all violations of this Code of Ethics and actions taken.

•	Copies of all initial, annual and other reports made by Employees.

•	A copy of all written acknowledgments for all persons who currently are, or within the past five years were, Employees, certifying receipt of this Code of Ethics.

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•	A record of the names of persons who currently are, or within the past five years were, Employees.

•	Record of approval in connection with any pre-clearance process under this Code.

V. Reporting Violations, Sanctions, and Questions Concerning this Code of Ethics

A. Reporting Violations and Suspected Violations of this Code of Ethics and Related Compliance Policies

Management Responsibilities

It is the responsibility of management to establish controls to minimize and, where practicable, detect violations of this Code of Ethics. Each manager should be familiar with the possible violations which could occur in his/her area and be alert to any indication thereof.

If a violation is suspected or detected, it is the responsibility of the manager initially to contact his/her direct supervisor or, if this is impractical or inappropriate, contact the CCO or the Legal Department.

If a matter is reported to a manager, on an anonymous or confidential basis, he/she should obtain as much specific data as possible from the person making the report and then promptly contact the CCO or the Legal Department to report the incident and obtain instructions on how to proceed.

Annually, MLPF&S must furnish a report to the Fund’s board of directors, describing all issues arising under the Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations. This annual report must also certify that the Fund has adopted procedures reasonably necessary to prevent Employees from violating the Code of Ethics.

Protecting the BAC’s reputation is everyone’s responsibility, and the Ethics Hotline is a confidential way for all Employees to report situations that may violate our standards of business conduct or this Code of Ethics.

While the types of incidents may vary widely, Employees have an obligation to report questionable incidents that could result in unethical or illegal behavior.

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We encourage Employees to report incidents to managers, but we recognize that there are some circumstances where Employees may feel more comfortable using the Ethics Hotline. Employees who call or write to the Ethics Hotline do not have to identify themselves. All calls and letters are given promptly to experienced personnel, and if an investigation is begun, it will be kept as confidential as possible.

No employee will be penalized or retaliated against in any way for reporting inappropriate conduct to the Ethics Hotline.

B. Sanctions

In the event of a failure by any Employee to comply with the provisions of this Code of Ethics or of applicable securities laws, MLPF&S may impose disciplinary action up to and including termination.

Consistent with the statement of the SEC in connection with its adoption of Rule 17j-1 of the Investment Company Act, violations of this Code of Ethics are not to be construed as per se violations of the law.

C. Questions Concerning this Code of Ethics

Given the potential consequences of violations of this Code of Ethics, MLPF&S urges all Employees to seek guidance from MLPF&S management, the Legal Department, and the Compliance Department with respect to issues that may arise. Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations will inevitably arise that will require interpretation of this Code of Ethics and other compliance materials to particular circumstances. Please do not attempt to resolve such questions yourself.

MLPF&S may grant exceptions to the requirements set forth in this Code of Ethics under appropriate circumstances. However, MLPF&S cannot guarantee that it will grant an exception in any particular case.

D. Material Revisions of this Code of Ethics

Each Fund’s board must approve a material change to this Code of Ethics no later than six months after adoption of the material change.

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